UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 10, 2007

Online Resources Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26123	52-1623052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4795 Meadow Wood Lane, Suite 300, Chantilly, Virginia		20151
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-653-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 10, 2007, pursuant to the terms of the Agreement and Plan of Merger dated July 26, 2007, as amended, Online Resources Corporation (the "Corporation"), completed its acquisition of Internet Transaction Solutions, Inc. ("ITS") through ITS’ merger into the Corporation’s wholly-owned subsidiary, ITS Acquisition Sub, LLC. The purchase price for such acquisition was approximately $45 million. The Corporation has agreed to issue 2,216,652 shares of its common stock to the stockholders and preferred equity rights holder of ITS in partial payment of this purchase price. These shares have been valued at $24.7 million. See Item 3.02. The balance of the purchase price, approximately $20.3 million, is payable in cash of which $3.6 million has been escrowed to cover claims in favor of the Corporation for indemnification and working capital deficits.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with its acquisition of Internet Transaction Solutions, Inc., the Corporation is issuing 2,216,652 shares of its common stock. The Corporation is relying upon Rule 506 of Regulation D under the Securities Act of 1933, as amended, in connection with the issuance of these shares. No commission or other compensation is being paid. The shares were valued at their volume weighted average purchase price for the 10-trading days ended July 24, 2007 which was $11.1488 per share.

Item 9.01 Financial Statements and Exhibits.

2.1 Agreement and Plan of Merger among Online Resources Corporation, ITS Acquisition Sub, LLC, its wholly-owned subsidiary, and Internet Transaction Solutions, Inc. dated July 26, 2007 (incorporated by reference from Form 8-K filed on August 1, 2007).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

August 16, 2007	By:	Catherine A. Graham

Name: Catherine A. Graham
Title: Executive Vice President and Chief Financial Officer